Exhibit 99.2

Dear PharMerica Associates:

This morning we announced that PharMerica has entered into an agreement to be acquired by a newly formed company controlled by KKR, with Walgreens Boots Alliance as a minority investor.

PharMerica’s leadership and management will remain unchanged. This change will significantly enhance our ability to develop and rapidly scale new products and services. This partnership will benefit us as employees; our clients and customers; and patients.

Over the past several years we have focused our efforts on providing world-class pharmaceutical services to our clients and customers and developing innovative solutions to address the changing needs of senior care. For example, we introduced products such as TransitionRx™ and DischargeRx™ to reduce the risk of re-hospitalization. We launched ValueMed™ a unique medication management service for the Assisted Living Facilities and residents. Partnering with Walgreens, the largest provider in the U.S. with a reputation for high quality, will significantly enhance our ability to roll out and scale our products and services.

Our company has a bright future and we need to focus on continuing to flawlessly execute our value proposition. We expect the transaction to close by early 2018, but until the transaction closes, it is business as usual at PharMerica.

Attached is a FAQ that will answer questions that you might have.

Best Regards,

INSERT

PharMerica Employee FAQ

1.	What was announced?

•	We announced that PharMerica has entered into an agreement to be acquired by a newly formed company controlled by KKR, a leading private equity firm, with Walgreens Boots Alliance as a minority investor. Upon completion of the transaction, PharMerica will become a private company.

•	We are thrilled to partner with KKR, one of the most successful private equity firms in the world, and Walgreens, a strong strategic partner.

2.	Why will we become a private company?

•	This change will make the Company stronger by allowing the Company to focus on long-term growth without the pressures of the short-term demands of a public company.

•	We believe that this transaction will deliver substantial benefits to our clients and employees.

3.	Who is KKR?

•	KKR is one of the most successful private equity firms in the world.

•	KKR has unparalleled experience in investing in leading companies and helping them take their success to the next level.

4.	Why are KKR and Walgreens the right owners for PharMerica?

•	This partnership will significantly enhance our ability to develop and rapidly scale new products and services specifically directed towards addressing the changing needs of senior care.

•	Over the past several years we have focused our efforts on providing world-class pharmaceutical services to our clients and customers and developing innovative solutions to address the changing needs of senior care. For example, we introduced products such as TransitionRx™ and DischargeRx™ to reduce the risk of re-hospitalization. We launched ValueMed™ a unique medication management service for the Assisted Living Facilities and residents. Partnering with Walgreens, the largest provider in the U.S. with a reputation for high quality, will significantly enhance our ability to roll out and scale our products and services.

•	With the support of KKR’s unparalleled experience in investing in leading companies and a strategic partner in Walgreens, we will have additional resources and expertise to advance and grow our business.

5.	Will there be any layoffs or facility closures?

•	This transaction is about facilitating the continued growth and success of our company.

•	There are no plans to close any PharMerica facilities.

•	We will continue as a standalone company and it is business as usual for the foreseeable future.

6.	Will there be any changes to employee salaries, compensation or benefits as a result of the transaction?

•	For the foreseeable future, there are no planned changes to employee salaries, annual bonuses or benefits.

7.	Are clients being informed of this transaction? What do I say if a client or customer asks me about this?

•	Yes, we are notifying clients. We value our client and business partner relationships and are communicating this exciting news to them, just as we are to you.

•	If a client or customer does reach out you should tell them that it is business as usual, and that we are focused on doing what we do best—providing innovative world-class pharmacy services. Until closing, PharMerica must continue to operate as an independent and separate company.

•	Attached please find the client letter.

8.	What do I do if I’m contacted by media or other third parties?

•	Should you receive any inquiries from outside parties, please direct them to Robert Dries at 502-627-7475 or Robert.Dries@pharmerica.com.

Important Information For Investors And Stockholders

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. This communication relates to a proposed acquisition of PharMerica Corporation (“PharMerica”) by Phoenix Parent Holdings Inc. and Phoenix Merger Sub Inc. In connection with this transaction, PharMerica will file relevant materials with the Securities Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS OF PHARMERICA ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Any definitive proxy statement(s) (when available) will be mailed to stockholders of PharMerica. Investors and security holders will be able to obtain free copies of these documents (when available) and other documents filed with the SEC by PharMerica through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by PharMerica will be available free of charge on PharMerica’s internet website at http://www.PharMerica.com or by contacting PharMerica’s Investor Relations Department by email at Robert.Dries@pharmerica.com or by phone at +1 (502) 627-7000.

Participants in Solicitation

PharMerica and its directors and certain of its executive officers may be considered participants in the solicitation of proxies from PharMerica’s stockholders in connection with the proposed transaction. Information about the directors and executive officers of PharMerica is set forth in its Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the SEC on February 24, 2017, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, which was filed with the SEC on May 10, 2017, its Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, which was filed with the SEC on August 2, 2017, its proxy statement for its 2017 annual meeting of stockholders, which was filed with the SEC on May 1, 2017, and its Current Report on Form 8-K, which was filed with the SEC on April 21, 2017. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials in connection with the transaction to be filed with the SEC when they become available.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this communication regarding the proposed acquisition of PharMerica, including any statements regarding the expected timetable for completing the proposed transaction, benefits of the proposed transaction, future opportunities, future financial performance and any other statements regarding future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts are “forward-looking” statements made within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “probable,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “would,” “potential,” “may,” “might,” “anticipate,” “likely” “plan,” “positioned,” “strategy,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements.

All forward-looking information are subject to numerous risks and uncertainties, many of which are beyond the control of PharMerica, that could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to:

failure to obtain the required vote of PharMerica’s stockholders; the timing to consummate the proposed transaction; the risk that a condition to closing of the proposed transaction may not be satisfied or that the closing of the proposed transaction might otherwise not occur; the risk that a regulatory approval that may be required for the proposed transaction is not obtained or is obtained subject to conditions that are not anticipated; the diversion of management time on transaction-related issues; and risk that the transaction and its announcement could have an adverse effect on PharMerica’s ability to retain customers and retain and hire key personnel. Additional information concerning these and other risk factors can be found in PharMerica’s filings with the SEC and available through the SEC’s Electronic Data Gathering and Analysis Retrieval system at http://www.sec.gov, including PharMerica’s most recent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The foregoing list of important factors is not exclusive. PharMerica’s forward-looking statements are based on assumptions that PharMerica believes to be reasonable but that may not prove to be accurate. PharMerica assumes no obligation to update or revise any forward-looking statements as a result of new information, future events or otherwise, except as may be required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.